EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2014 RESULTS

•	Net income of $8.2 million, or $0.41 per diluted share, up 14%, over the linked second quarter

•	Core net interest income grows 6% on an annualized basis when compared to the linked second quarter

•	Portfolio loans grow 8% on an annualized basis over the linked second quarter and 9% over the prior year period

•	Commercial and Industrial ("C&I") loans grow $37 million over the linked second quarter and 16% over the prior year period

St. Louis, October 23, 2014. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $8.2 million for the quarter ended September 30, 2014, an increase of $1.0 million, or 14%, as compared to the linked second quarter. Net income per diluted share also increased 14% to $0.41 for the quarter ended September 30, 2014, compared to $0.36 per diluted share for the linked second quarter. The linked quarter increase in net income was due to robust portfolio loan growth driving an 6% annualized increase in core net interest income, as well as reduced provision from loan losses from continued strong credit quality and increased fee income from a $0.9 million closing fee recorded in the quarter. Third quarter 2014 net income was 3% lower than the $8.4 million reported in the prior year period and diluted earnings per share were 7% lower than the $0.44 reported a year ago. The year over year decrease in net income and diluted earnings per share was primarily due to a $2.5 million reduction in net revenue from purchase credit impaired ("PCI") loans due to declining balances and lower accelerated cash flows from these loans. Excluding the impact of PCI loans, core pretax income increased 5% in the third quarter of 2014 compared to the prior year period.

Peter Benoist, President and CEO, commented, “During the third quarter, Enterprise continued the earnings momentum we established early in the year, with reported net income increasing 14% over the second quarter and 40% higher than the first quarter. Our core banking operations, exclusive of loss share, are driving the earnings growth and represented 87% of the earnings we reported for the quarter.
Continuing solid loan growth produced higher core net interest income again in the third quarter, as loan yields and core net interest margin remained stable. Total loans increased at an 8% annual rate during the quarter, while C&I loans grew 13% annualized. Loan growth was broad-based, with gains in each market and in specialized lending programs. The three distinct geographic markets, along with specialized lending capabilities that reach beyond those markets, are providing multiple paths to asset growth for Enterprise.”
Banking Segment
Net Interest Income
Net interest income in the third quarter decreased $1.3 million from the linked second quarter primarily due to lower balances of PCI loans and lower accelerated cash flows related to these loans. The net interest margin was 3.75% for the third quarter, compared to 4.04% in the linked second quarter. Offsetting the decline in PCI loan yield was a decrease in average interest earning assets of approximately $18 million associated with certain interest earning deposits. Core net interest income increased 6% on an annualized basis compared to the linked second quarter as our loan portfolio grew 8% on an annualized basis while loan and deposit yields remained relatively stable.

Net interest income decreased $5.1 million from the prior year period due to lower balances of PCI loans, lower accelerated cash flows on PCI loans, and lower interest rates on newly originated loans. These items were partially offset by lower interest expense primarily related to the payoff of debt with higher interest rates including $30.0 million of FHLB borrowings at a weighted average interest rate of 4.09% and $25 million of trust preferred securities at a 9% interest rate. The net interest margin decreased 96 basis points from 4.71% in the third quarter of 2013, however core net interest income increased modestly compared to the prior year, as portfolio loan growth of 9% and lower costs of interest bearing liabilities outweighed lower loan yields on portfolio loans.

In the third quarter of 2014, the yield on PCI loans was 14.67%, as compared to 26.31% in the prior year period. Excluding the accelerated cash flow impacts, the yield on PCI loans was 13.0% in the third quarter of 2014 compared to 13.4% in the linked quarter and 15.8% in the prior year period.

The cost of interest-bearing deposits was 0.58% in the third quarter of 2014, consistent with the linked second quarter and 1 basis point lower than the third quarter of 2013. The cost of interest-bearing liabilities was 0.64% in the quarter, declining 1 basis point from the linked quarter and 15 basis points from the third quarter of 2013. The reduction from the prior year period was primarily due to initiatives in the second half of 2013 and into 2014 to lower the cost of funds including the aforementioned prepayment of $30.0 FHLB borrowings combined with the conversion of $25.0 million trust preferred securities to common equity.

Core net interest margin, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Core net interest margin	3.41%	3.41%	3.44%	3.54%	3.54%

Core net interest margin remained stable when compared to the linked quarter. The Company's margin was aided by loan prepayment fees during the quarter totaling 2 basis points, as well as a 1 basis point reduction in the cost of interest bearing liabilities and the aforementioned reduction of $18 million in average interest earning assets. This was offset by lower balances of PCI loans, which have higher contractual interest rates than portfolio loans.

Core net interest margin declined 13 basis points from the prior year quarter primarily due to a 14 basis point decline from lower balances of PCI loans. Pressure on loan yields and continued reductions in PCI loan balances could lead to a further decline in Core net interest margin throughout the remainder of 2014 and 2015. The Company considers its Core net interest margin to be an important measure of our financial performance, even though it is a non-GAAP financial measure, because it provides supplemental information by which to evaluate the impact of PCI loan accretion on the Company's net interest income and margin and the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of Core net interest margin to net interest margin.

Portfolio loans
Portfolio loans totaled $2.3 billion at September 30, 2014, increasing $43.8 million, or 8% annualized, compared to the linked quarter. On a year over year basis, portfolio loans increased $184 million, or 9%. The Company expects to achieve approximately 10% annualized portfolio loan growth for the forseeable future.

Commercial and Industrial ("C&I") loans increased $36.9 million during the third quarter of 2014 compared to the linked second quarter of 2014. C&I loans represented 51% of the Company's loan portfolio at September 30, 2014, up slightly from 50% reported at June 30, 2014. C&I loans increased $165 million, or 16%, since September 30, 2013 and have more than offset the $43 million decline in Commercial real estate loans during the same period. We continue to focus on originating high-quality C&I relationships as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, encompassing life insurance premium finance, enterprise value lending, tax credit lending, and asset based lending have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At September 30, 2014, 63% of our portfolio loans had variable interest rates.

Purchase credit impaired loans and other real estate covered under FDIC loss share agreements
PCI loans (formerly referred to as Portfolio Loans covered under FDIC loss share or Covered loans) totaled $114 million at September 30, 2014, a decrease of $4.6 million, or 4%, from the linked second quarter, and $45.0 million, or 28%, from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at September 30, 2014 was $8.8 million, a 31% decrease from $12.8 million at June 30, 2014. During the third quarter of 2014, the Company sold $4.3 million of other real estate covered under FDIC loss share agreements, resulting in an immaterial loss.
The Company remeasures expected cash flows on PCI loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the third quarter of 2014 a provision reversal of $1.9 million was recorded as the remeasurement process resulted in higher overall estimated cash flows. The provision reversal was approximately 80% offset through noninterest income by a decrease in the FDIC loss share receivable. These higher estimated cash flows also resulted in an increase of $1.0 million clawback liability recorded as noninterest expense during the quarter.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs in the third quarter resulted in accelerated discount income of $0.5 million, which was partially offset by a decrease in the FDIC loss share receivable.

The following table illustrates the financial contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Accretion income	$3,722	$4,041	$4,560	$5,332	$6,252
Accelerated cash flows	473	2,285	3,916	4,111	4,309
Other	84	90	176	229	219
Total interest income	4,279	6,416	8,652	9,672	10,780
Provision reversal/(Provision) for loan losses	1,877	470	(3,304)	(2,185)	(2,811)
Gain /(loss) on sale of other real estate	(45)	164	131	97	168
Change in FDIC loss share receivable	(2,374)	(2,742)	(2,410)	(4,526)	(2,849)
Change in FDIC clawback liability	(1,028)	(142)	110	(136)	(62)
Other expenses and estimated funding costs	1,044	1,182	1,237	1,949	2,525
Covered assets income before income tax expense	$1,665	$2,984	$1,942	$973	$2,701

At September 30, 2014 the remaining accretable yield on the portfolio was estimated to be $37 million and the non-accretable difference was approximately $73 million. Absent significant cash flow accelerations or pool impairment, the Company currently estimates that income before tax expense on Covered assets will be approximately $6 to $8 million in 2015.

Asset quality for portfolio loans and other real estate
Nonperforming loans were $18.2 million at September 30, 2014, a 6% decrease from $19.3 million at June 30, 2014, and a 25% decline from $24.2 million at September 30, 2013. There were $1.6 million of additions to non-performing loans during the quarter, which were offset by $0.8 million of charge-offs and $1.8 million of other principal reductions. The additions to nonperforming loans were comprised of three relationships, the largest of which was a $0.8 million relationship with both C&I and Commercial real estate loans in the Kansas City region, which were deemed by management to be well secured at September 30, 2014.

Nonperforming loans remain at low levels, representing 0.79% of portfolio loans at September 30, 2014, versus 0.86% of portfolio loans at June 30, 2014, and 1.14% at September 30, 2013. The Company's allowance for loan losses was 1.25% of loans at September 30, 2014, representing 158% of nonperforming loans, as compared to 1.26% of portfolio loans at June 30, 2014, representing 147% of nonperforming loans, and 1.26% of portfolio loans at September 30, 2013, representing 110% of nonperforming loans.

Nonperforming loans, by portfolio class at September 30, 2014, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$124	$6.5	5.25%
Commercial Real Estate - Investor Owned	392	5.2	1.33%
Commercial Real Estate - Owner Occupied	367	2.6	0.71%
Residential Real Estate	187	0.4	0.21%
Commercial & Industrial	1,172	3.5	0.30%
Consumer & Other	53	—	—%
Total	$2,295	$18.2	0.79%

Other real estate totaled $2.3 million at September 30, 2014, a decrease of $5.4 million from June 30, 2014. At September 30, 2013, other real estate totaled $10.3 million. During the third quarter of 2014, the Company sold $5.3 million of other real estate, resulting in a pre-tax gain of $0.3 million.

Nonperforming assets as a percentage of total assets were 0.64% at September 30, 2014, compared to 0.85% at June 30, 2014 and 1.11% at September 30, 2013. Nonperforming assets as a percentage of total assets continue a downward trend to pre-recession levels.

The Company recorded net recoveries in the third quarter of 2014 of $0.3 million, compared to net charge-offs of $0.8 million, an annualized rate of 0.15% to average loans, in the linked second quarter. Net charge-offs were $0.4 million, an annualized rate of 0.07%, in the third quarter of 2013. For the nine months ended September 30, 2014 net charge-offs were $0.9 million, representing an annualized rate of 0.06%, as compared to $4.6 million, or 0.30% of average loans in the prior year period.

Provision for loan losses was $0.1 million in the third quarter of 2014 compared to $1.3 million in the second quarter of 2014 and a $0.7 million benefit in the third quarter of 2013. The continued low levels of provision resulted from strong credit metrics, including a continued trend of reduced loss rates in our quarterly loss migration analysis.

Deposits
Total deposits at September 30, 2014 were $2.5 billion, an increase of $44.3 million, or 2%, from June 30, 2014, and $61.8 million, or 3%, from September 30, 2013. The increase in deposits from the linked and prior year quarters was seen primarily in noninterest-bearing deposits and was primarily due to the increase in an individual deposit account from a significant customer transaction close to quarter end. The significant increase in interest-bearing transaction accounts and corresponding decrease in money market accounts is due to a product change during the year.

Noninterest-bearing deposits increased $20.5 million compared to June 30, 2014 and increased $76.2 million over September 30, 2013, although a portion of the September 30, 2014 non-interest bearing deposit balance increase represented a temporary increase from a significant customer transaction. Average noninterest-bearing deposits increased $42 million, or 7% compared to the linked quarter. The composition of noninterest-bearing deposits increased to 28% of total deposits at September 30, 2014, compared to 24% at September 30, 2013. The total cost of deposits has declined 2 basis points since September 30, 2013.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. In the third quarter of 2014, Wealth Management revenues were $1.8 million, flat when compared to the linked second quarter, and an increase of 3% from the prior year period.

Trust assets under management were $857 million at September 30, 2014, a decrease of $33 million when compared to the linked period ended June 30, 2014, and an increase of $68 million, or 9%, when compared to the prior year period ended September 30, 2013. The decrease in Trust assets under management as compared to the linked quarter was due to market depreciation. The increase over the prior year is due to market appreciation as well as the growth in new customers.

Trust assets under administration were $1.5 billion at September 30, 2014, a decrease of $37 million when compared to the linked period ended June 30, 2014, and a decrease of $268 million when compared to the prior year period ended September 30, 2013. The decrease in Trust assets under administration from the linked period was due to market depreciation during the quarter. The decrease as compared to the prior year resulted from the loss of large custody relationships in the fourth quarter of 2013.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate derivatives, were $0.2 million for the third quarter of 2014, flat when compared to the linked second quarter and slightly below the $0.3 million recorded in the third quarter of 2013. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Noninterest Expenses

Noninterest expenses were $21.1 million for the quarter ended September 30, 2014, compared to $20.4 million for the quarter ended June 30, 2014 and $21.0 million for the quarter ended September 30, 2013. Noninterest expenses have increased when compared to the linked quarter primarily due to increased FDIC clawback expense from continued lower loss rates on our PCI loans as well as severance costs from efficiency initiatives during the quarter. Noninterest expenses were relatively stable when compared to the prior year period as lower professional fees and loan, legal and other real estate expense from improved credit quality, were offset by additional FDIC clawback and severance expenses as previously described.

The Company's efficiency ratio was 66.2% for the quarter ended September 30, 2014, compared to 63.6% for the quarter ended June 30, 2014 and 57.9% for the prior year period.

The Company continuously examines its operations for opportunities to prudently reduce expenses and also deploy technology to boost productivity. The Company anticipates noninterest expenses to be between $19 million and $21 million per quarter for the foreseeable future.

Other Business Results

The tangible common equity ratio was 8.63% at September 30, 2014 versus 8.49% at June 30, 2014 and 7.85% at September 30, 2013. The total risk based capital ratio was 13.73% at September 30, 2014 compared to 13.63% at June 30, 2014 and 13.57% at September 30, 2013. The Company's Tier 1 common equity ratio was 10.39% at September 30, 2014 compared to 10.25% at June 30, 2014 and 9.86% at September 30, 2013. The tangible common equity ratio, total risk based capital ratio and Tier 1 common equity ratios increased as compared to the linked quarter and were up significantly from the prior year period. The significant increase in risk based capital, tangible common equity, and Tier 1 common equity as compared to the prior year quarter was due to an increase in capital from net income and the conversion of $25 million of trust preferred securities to equity. The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

During the third quarter of 2014, the Company recorded a $0.9 million closing fee associated with the payoff of a Commercial Real Estate loan. The closing fee is recorded in Other Noninterest Income.

The Company's effective tax rate was 34.9% for the quarter ended September 30, 2014 compared to 33.9% for the quarter ended June 30, 2014 and 35.9% for the prior year period. The tax rate has remained relatively consistent with the linked quarter and prior year period with fluctuations primarily due to changes in state tax rates.

Use of Non-GAAP Financial Measures

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net interest margin, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call at 2:30 p.m. Central time on Thursday, October 23, 2014. During the call, management will review the third quarter 2014 results and related matters. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-430-8709 (Conference ID #3215905.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$31,036	$32,309	$34,024	$36,435	$36,883	$97,369	$116,854
Total interest expense	3,592	3,567	3,658	4,064	4,309	10,817	14,073
Net interest income	27,444	28,742	30,366	32,371	32,574	86,552	102,781
Provision for portfolio loans	66	1,348	1,027	2,452	(652)	2,441	(3,094)
Provision for purchase credit impaired loans	(1,877)	(470)	3,304	2,185	2,811	957	2,789
Net interest income after provision for loan losses	29,255	27,864	26,035	27,734	30,415	83,154	103,086

NONINTEREST INCOME
Wealth Management revenue	1,754	1,715	1,722	1,699	1,698	5,191	5,419
Deposit service charges	1,812	1,767	1,738	1,800	1,768	5,317	5,025
Gain on sale of other real estate	114	717	683	1,801	472	1,514	1,562
State tax credit activity, net	156	207	497	1,289	308	860	1,214
Gain on sale of investment securities	—	—	—	—	611	—	1,295
Change in FDIC loss share receivable	(2,374)	(2,742)	(2,410)	(4,526)	(2,849)	(7,526)	(13,647)
Other income	2,990	1,741	1,692	2,883	1,708	6,423	4,085
Total noninterest income	4,452	3,405	3,922	4,946	3,716	11,779	4,953

NONINTEREST EXPENSE
Employee compensation and benefits	11,913	11,853	12,116	14,272	10,777	35,882	33,006
Occupancy	1,683	1,675	1,640	1,979	1,689	4,998	5,298
FDIC clawback	1,028	143	(111)	136	62	1,060	815
FHLB prepayment penalty	—	—	—	2,590	—	—	—
Other*	6,497	6,774	7,457	9,222	8,480	20,728	23,320
Total noninterest expenses*	21,121	20,445	21,102	28,199	21,008	62,668	62,439

Income before income tax expense*	12,586	10,824	8,855	4,481	13,123	32,265	45,600
Income tax expense*	4,388	3,664	3,007	860	4,713	11,059	16,117
Net income	$8,198	$7,160	$5,848	$3,621	$8,410	$21,206	$29,483

Basic earnings per share	$0.41	$0.36	$0.30	$0.19	$0.45	$1.07	$1.61
Diluted earnings per share	$0.41	$0.36	$0.30	$0.18	$0.44	$1.07	$1.55
Return on average assets	1.02%	0.92%	0.77%	0.46%	1.09%	0.91%	1.26%
Return on average common equity	10.62%	9.65%	8.26%	5.07%	12.70%	9.54%	15.70%
Efficiency ratio*	66.22%	63.60%	61.54%	75.57%	57.89%	63.73%	57.89%
Noninterest expenses to average assets*	2.63%	2.62%	2.77%	3.56%	2.73%	2.68%	2.67%

YIELDS (fully tax equivalent)
Portfolio loans	4.22%	4.23%	4.36%	4.59%	4.56%	4.27%	4.69%
Purchase credit impaired loans	14.67%	20.84%	26.09%	25.66%	26.31%	20.78%	28.10%
Total loans	4.73%	5.11%	5.64%	5.97%	6.13%	5.15%	6.50%
Securities	2.31%	2.32%	2.45%	2.32%	2.23%	2.36%	2.04%
Interest-earning assets	4.24%	4.53%	4.91%	5.11%	5.32%	4.55%	5.51%
Interest-bearing deposits	0.58%	0.58%	0.58%	0.57%	0.59%	0.58%	0.62%
Total deposits	0.42%	0.43%	0.44%	0.42%	0.44%	0.43%	0.46%
Subordinated debentures	2.14%	2.14%	2.69%	2.78%	3.70%	2.33%	4.26%
Borrowed funds	0.76%	0.77%	0.97%	1.36%	1.23%	0.82%	1.20%
Cost of paying liabilities	0.64%	0.65%	0.68%	0.73%	0.79%	0.66%	0.84%
Net interest margin	3.75%	4.04%	4.39%	4.55%	4.71%	4.05%	4.85%

* Results and corresponding ratios for the quarter and nine month periods ended September 30, 2013 have been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
BALANCE SHEETS

ASSETS
Cash and due from banks	$54,113	$32,993	$35,260	$19,573	$35,238
Interest-earning deposits	74,999	94,736	107,691	196,296	71,302
Debt and equity investments	471,875	464,159	471,003	447,192	468,531
Loans held for sale	4,899	5,375	1,901	1,834	12,967

Portfolio loans	2,294,905	2,251,102	2,173,988	2,137,313	2,110,825
Less: Allowance for loan losses	28,800	28,422	27,905	27,289	26,599
Portfolio loans, net	2,266,105	2,222,680	2,146,083	2,110,024	2,084,226
Purchase credit impaired loans, net of the allowance for loan losses	98,318	100,965	110,159	125,100	145,180
Total loans, net	2,364,423	2,323,645	2,256,242	2,235,124	2,229,406

Other real estate not covered under FDIC loss share	2,261	7,613	10,001	7,576	10,278
Other real estate covered under FDIC loss share	8,826	12,821	14,898	15,676	17,847
Fixed assets, net	18,054	17,930	18,028	18,180	19,048
State tax credits, held for sale	45,631	45,529	45,660	48,457	55,810
FDIC loss share receivable	22,039	25,508	29,781	34,319	40,054
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	4,453	4,767	5,092	5,418	6,136
Other assets	107,683	110,031	114,060	110,218	111,111
Total assets	$3,209,590	$3,175,441	$3,139,951	$3,170,197	$3,108,062

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$695,804	$675,301	$612,715	$653,686	$619,562
Interest-bearing deposits	1,813,960	1,790,149	1,839,403	1,881,267	1,828,355
Total deposits	2,509,764	2,465,450	2,452,118	2,534,953	2,447,917
Subordinated debentures	56,807	56,807	56,807	62,581	63,081
Federal Home Loan Bank advances	120,000	153,600	130,000	50,000	120,000
Other borrowings	187,122	172,243	190,318	214,331	178,165
Other liabilities	27,143	25,777	19,259	28,627	21,159
Total liabilities	2,900,836	2,873,877	2,848,502	2,890,492	2,830,322
Shareholders' equity	308,754	301,564	291,449	279,705	277,740
Total liabilities and shareholders' equity	$3,209,590	$3,175,441	$3,139,951	$3,170,197	$3,108,062

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
EARNINGS SUMMARY
Net interest income	$27,444	$28,742	$30,366	$32,371	$32,574
Provision for loan losses - portfolio loans	66	1,348	1,027	2,452	(652)
Provision for loan losses - purchase credit impaired loans	(1,877)	(470)	3,304	2,185	2,811
Wealth Management revenue	1,754	1,715	1,722	1,699	1,698
Noninterest income	2,698	1,690	2,200	3,247	2,018
Noninterest expense[1]	21,121	20,445	21,102	28,199	21,008
Net income	8,198	7,160	5,848	3,621	8,410
Diluted earnings per share	$0.41	$0.36	$0.30	$0.18	$0.44
Return on average common equity	10.62%	9.65%	8.26%	5.07%	12.70%
Net interest rate margin (fully tax equivalent)	3.75%	4.04%	4.39%	4.55%	4.71%
Efficiency ratio[1]	66.22%	63.60%	61.54%	75.57%	57.89%
Core Bank income before income tax expense[1]	10,921	7,840	6,913	3,508	10,422
Covered assets income before income tax expense	1,665	2,984	1,942	973	2,701
Income before income tax expense[1]	12,586	10,824	8,855	4,481	13,123
MARKET DATA
Book value per common share	$15.61	$15.26	$14.79	$14.47	$14.41
Tangible book value per common share	$13.85	$13.48	$12.99	$12.62	$12.52
Market value per share	$16.72	$18.06	$20.07	$20.42	$16.90
Period end common shares outstanding	19,785	19,765	19,706	19,324	19,276
Average basic common shares	19,838	19,824	19,521	19,388	18,779
Average diluted common shares	19,980	19,963	19,949	19,629	19,830
ASSET QUALITY
Net charge-offs	$(311)	$831	$411	$1,763	$368
Nonperforming loans	18,212	19,287	15,508	20,840	24,168
Classified Assets	83,816	85,445	80,108	86,020	96,388
Nonperforming loans to total loans	0.79%	0.86%	0.71%	0.98%	1.14%
Nonperforming assets to total assets[2]	0.64%	0.85%	0.81%	0.90%	1.11%
Allowance for loan losses to total loans	1.25%	1.26%	1.28%	1.28%	1.26%
Net charge-offs to average loans (annualized)	(0.05)%	0.15%	0.08%	0.33%	0.07%

CAPITAL
Tier 1 capital to risk-weighted assets	12.48%	12.38%	12.39%	12.52%	12.29%
Total capital to risk-weighted assets	13.73%	13.63%	13.65%	13.78%	13.57%
Tier 1 common equity to risk-weighted assets	10.39%	10.25%	10.22%	10.08%	9.86%
Tangible common equity to tangible assets	8.63%	8.49%	8.25%	7.78%	7.85%

AVERAGE BALANCES
Portfolio loans	$2,280,377	$2,225,670	$2,143,449	$2,120,929	$2,076,681
Purchase credit impaired loans	115,709	123,476	134,466	149,559	162,569
Loans held for sale	5,400	3,735	1,978	8,233	6,737
Interest earning assets	2,943,070	2,895,982	2,848,514	2,880,991	2,789,313
Total assets	3,180,359	3,126,511	3,084,720	3,139,789	3,051,559
Deposits	2,437,444	2,411,217	2,466,260	2,493,819	2,380,507
Shareholders' equity	306,307	297,615	287,181	283,154	262,791

[1] Results and corresponding ratios for the quarter ended September 30, 2013 has been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

[2] Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
LOAN PORTFOLIO
Commercial and industrial	$1,172,015	$1,135,069	$1,060,368	$1,041,576	$1,007,398
Commercial real estate	758,515	755,471	784,077	779,319	801,755
Construction real estate	123,888	137,043	121,869	117,032	114,608
Residential real estate	187,594	173,964	160,195	158,527	150,320
Consumer and other	52,893	49,555	47,479	40,859	36,744
Total portfolio loans	2,294,905	2,251,102	2,173,988	2,137,313	2,110,825
Purchase credit impaired loans	113,862	118,504	128,672	140,538	158,812
Total loans	$2,408,767	$2,369,606	$2,302,660	$2,277,851	$2,269,637

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$695,804	$675,301	$612,715	$653,686	$619,562
Interest-bearing transaction accounts	438,205	235,142	221,816	219,802	213,708
Money market and savings accounts	817,361	956,887	1,004,836	1,028,550	992,004
Certificates of deposit	558,394	598,120	612,751	632,915	622,643
Total deposit portfolio	$2,509,764	$2,465,450	$2,452,118	$2,534,953	$2,447,917

YIELDS (fully tax equivalent)
Portfolio loans	4.22%	4.23%	4.36%	4.59%	4.56%
Purchase credit impaired loans	14.67%	20.84%	26.09%	25.66%	26.31%
Total loans	4.73%	5.11%	5.64%	5.97%	6.13%
Securities	2.31%	2.32%	2.45%	2.32%	2.23%
Interest-earning assets	4.24%	4.53%	4.91%	5.11%	5.32%
Interest-bearing deposits	0.58%	0.58%	0.58%	0.57%	0.59%
Total deposits	0.42%	0.43%	0.44%	0.42%	0.44%
Subordinated debentures	2.14%	2.14%	2.69%	2.78%	3.70%
Borrowed funds	0.76%	0.77%	0.97%	1.36%	1.23%
Cost of paying liabilities	0.64%	0.65%	0.68%	0.73%	0.79%
Net interest margin	3.75%	4.04%	4.39%	4.55%	4.71%

WEALTH MANAGEMENT
Trust Assets under management	$857,071	$890,430	$881,047	$829,500	$789,524
Trust Assets under administration	1,462,830	1,500,033	1,481,913	1,438,213	1,730,847

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	At the Quarter ended
(in thousands)	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013	Sep 30 2013
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$308,754	$301,564	$291,449	$279,705	$277,740
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,453)	(4,767)	(5,092)	(5,418)	(6,136)
Plus (Less): Unrealized losses (unrealized gains)	233	(579)	2,623	4,380	1,981
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	60,100	60,100
Other	56	56	55	57	55
Tier 1 capital	$329,356	$321,040	$313,801	$308,490	$303,406
Less: Qualifying trust preferred securities	(55,100)	(55,100)	(55,100)	(60,100)	(60,100)
Tier 1 common equity	$274,256	$265,940	$258,701	$248,390	$243,306

Total risk-weighted assets	$2,639,339	$2,594,016	$2,531,899	$2,463,605	$2,468,525

Tier 1 common equity to risk-weighted assets	10.39%	10.25%	10.22%	10.08%	9.86%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$308,754	$301,564	$291,449	$279,705	$277,740
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,453)	(4,767)	(5,092)	(5,418)	(6,136)
Tangible common equity	$273,967	$266,463	$256,023	$243,953	$241,270

Total assets	$3,209,590	$3,175,441	$3,139,951	$3,170,197	$3,108,062
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,453)	(4,767)	(5,092)	(5,418)	(6,136)
Tangible assets	$3,174,803	$3,140,340	$3,104,525	$3,134,445	$3,071,592

Tangible common equity to tangible assets	8.63%	8.49%	8.25%	7.78%	7.85%

	At the Quarter ended
(in thousands)	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013	Sep 30 2013
NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$27,843	$29,133	$30,803	$33,011	$33,101
Less: Incremental accretion income	(2,579)	(4,539)	(6,664)	(7,315)	(8,178)
Core net interest income	$25,264	$24,594	$24,139	$25,696	$24,923

Average earning assets	$2,943,070	$2,895,982	$2,848,514	$2,880,991	$2,789,314
Reported net interest margin	3.75%	4.04%	4.39%	4.55%	4.71%
Core net interest margin	3.41%	3.41%	3.44%	3.54%	3.54%